EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
08/08/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S SALES MOMENTUM CONTINUES;
GLOBAL COMPARABLE SALES UP 8.0% IN JULY

•	U.S. comparable sales increased 6.7%

•	Europe comparable sales increased 7.6%

•	Asia/Pacific, Middle East and Africa comparable sales increased 7.2%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales increased 8.0% in July.  Systemwide sales for McDonald’s worldwide restaurants rose 15.9% in July, or 9.5% in constant currencies.
McDonald’s Chief Executive Officer Jim Skinner said, "We continue to strengthen our relevance by offering great variety and value in convenient and modern restaurants.  This unrelenting focus on enhancing the customer experience is driving our ongoing momentum."
In the U.S., our strategic focus on breakfast, chicken and beverages, while advertising the classic Big Mac sandwich, fueled July’s 6.7% comparable sales increase.
Continued strong comparable sales in France, U.K., and Russia and positive performance in most other markets contributed to Europe’s 7.6% increase.  During July, locally-relevant summer offerings resonated with customers and complemented our premium sandwiches and salads, classic menu favorites and everyday affordable products.
Comparable sales in Asia/Pacific, Middle East and Africa rose 7.2% driven by strong performance in Australia and China and many other countries.  Extended hours, menu variety and branded affordability continue to position McDonald’s as a preferred restaurant choice.
In addition, double-digit comparable sales in Latin America benefited the month’s overall performance.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended July 31,	2008	2007	Reported	Currency
McDonald's Corporation	8.0	6.5	15.9	9.5
Major Segments:
U.S.	6.7	4.3	7.6	7.6
Europe	7.6	7.7	22.6	9.5
APMEA*	7.2	9.9	19.9	10.0

Year-To-Date July 31,
McDonald's Corporation	6.9	6.8	15.2	8.4
Major Segments:
U.S.	3.7	4.7	4.6	4.6
Europe	8.9	7.9	24.2	10.6
APMEA*	8.8	9.8	23.2	11.5
* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In July 2008, this calendar shift/trading day adjustment consisted of one less Sunday and Monday, and one more Wednesday and Thursday compared with July 2007.  The resulting adjustment varied by area of the world, ranging from approximately
-1.4% to +0.7%.

Upcoming Communications
McDonald’s tentatively plans to release August sales on September 9, 2008.

McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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